EXHIBIT 99.1
One Jake Brown Road
Old Bridge, NJ 08857
Tel: 732-679-4000
Fax: 732-679-4353
www.blondertongue.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Fourth Quarter and Year End 2017 Results

OLD BRIDGE, NJ / April 2, 2018 / Blonder Tongue Laboratories, Inc. (NYSE American: BDR) announced its sales and results for the fourth quarter and year ended December 31, 2017.

Net sales increased $121,000 or 2.2% to $5,570,000 for the fourth quarter of 2017 from $5,449,000 for the comparable period in 2016.  Net income (loss) for the three months ended December 31, 2017 was $256,000 or $0.03 per share, compared to $(338,000) or $(0.04) per share for the comparable period in 2016.

For the year ended December 31, net sales increased $777,000, or 3.5%, to $23,283,000 in 2017 from $22,506,000 in 2016.  Net loss for the year ended December 31, 2017 was $(384,000) or $(0.05) per share, compared to $(1,195,000) or $(0.16) per share for the comparable period in 2016.

The increase in net sales is primarily attributable to an increase in sales of data products offset, in part, by a decrease in sales of digital video headend products, analog video headend products and contract manufactured products.  Sales of data products were $6,942,000 and $2,701,000, sales of digital video headend products were $9,438,000 and $11,777,000, sales of analog video headend products were $1,819,000 and $2,317,000, and sales of contract manufactured products were $840,000 and $1,176,000 in 2017 and 2016, respectively.  The increase in sales of data products in 2017 is primarily attributable to an increased level of purchases by one customer.  The Company has experienced and expects to continue to experience a shift in product mix from analog products to digital products.

Commenting on the year end results, Chief Executive Officer Robert J. Pallé noted, "While we are generally satisfied with the full year 2017 performance, and especially the fourth quarter 2017 performance, we remain concerned about the first half of 2018.  However, we anticipate that performance in the second half of 2018 should recover to 2017 levels."

Conference Call Reminder

Details of the live teleconference:

Date: Monday, April 2, 2018
Time: 11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)
Investor Dial-in (US & Canada Toll-Free):  877-407-8033

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue
Blonder Tongue Laboratories, Inc. together with R.L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of Cable Television Communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes "forward-looking" statements and accordingly, the cautionary statements contained in Blonder Tongue's Annual Report and Form 10-K for the year ended December 31, 2017 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words "believe", "expect", "anticipate", "project", "target", "intend", "plan", "seek", "estimate", "endeavor", "should", "could", "may" and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue's actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue's "forward-looking" statements.

Contacts
Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000
Robert J. Pallé
Chief Executive Officer & President
bpalle@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Condensed Consolidated Summary of Operating Results
(in thousands, except per share data)

	(unaudited)
	Three months ended		Years ended
	December 31,		December 31,
	2017	2016	2017	2016

Net sales	$5,570	$5,449	$23,283	$22,506
Gross profit	2,233	1,771	8,936	8,357
Earnings (loss) from operations	380	(292)	463	(671)
Net earnings (loss)	$256	$(338)	$(384)	$(1,195)
Basic and diluted net earnings (loss) per share	$0.03	$(0.04)	$(0.05)	$(0.16)
Basic weighted average shares outstanding	8,211	8,110	8,189	7,413
Diluted weighted average shares outstanding	8,211	8,110	8,189	7,413

Condensed Consolidated Summary Balance Sheets
(in thousands)

	December 31, 2017	December 31, 2016

Current assets	$8,950	$8,080
Property, plant and equipment, net	3,106	3,279
Total assets	15,174	15,000
Current liabilities	3,939	4,616
Long-term liabilities	3,822	3,850
Stockholders' equity	7,413	6,534

Total liabilities and stockholders' equity	$15,174	$15,000